Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Beacon Power Corporation, of our report dated March 13, 2008 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Beacon Power Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), which appears in the Annual Report on Form 10-K for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

Miller Wachman LLP
Boston, Massachusetts
December 19, 2008